SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                         Form 8-A

      For Registration of Certain Classes of Securities
           Pursuant to Section 12(b) or (g) of the
               Securities Exchange Act of 1934





    INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
   (Exact name of Registrant as specified in its charter)



        Texas                                        75-1731373
(State of incorporation                            (I.R.S. Employer
  or organization)                                   Identification
                                                            Number)


4100 South Hulen Street, Fort Worth, Texas 76109   (817) 731-8621
  (Address and telephone number of principal executive offices)



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box. ______

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. _______

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                 Name of each exchange on which
to be so registered                 each class is to be registered

_________________________          ________________________________


Securities to be registered pursuant to Section 12(g) of the Act:


        Class B Non-Voting Common Stock, $.02 par value
                      (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

         The Company hereby incorporates by reference the information under the caption "Description of Securities" from its Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission on May 1, 1996.


Item 2.  Exhibits.


         1.  Specimen Certificate of the Company's Class B
Non-Voting Common Stock.

       2.1. The Company's Articles of Incorporation, as amended, filed as Exhibit 3.a. to the Company's Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission on May 1, 1996, and incorporated herein by reference.

       2.2   The Company's Bylaws, as amended, filed as Exhibit
3.b. to the Company's Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission on May 1, 1996, and incorporated herein by reference.

       2.3.  Stock Agreement - Class B Non-Voting Stock filed as
Exhibit 10.b. to the Company's Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission on May
1, 1996, and incorporated herein by reference.


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     Independent Research Agency for Life Insurance, Inc.

     January 21, 1997



                    By: /s/ LAMAR C. SMITH
                       Lamar C. Smith
                       Chairman of the Board and
                       Chief Executive Officer







                            Exhibit 1

Specimen Certificate for Company's Class B Non-Voting Common Stock





           ORGANIZED UNDER THE LAWS OF THE STATE OF TEXAS

Number                    No logo                            Shares

____________                                          _____________



       INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

$.02 PAR VALUE     CLASS B NONVOTING COMMON SHARES    NONCUMULATIVE


THE TRANSFERABILITY OF THESE SHARES IS LIMITED BY THE PROVISIONS OF
ARTICLE 2.22 OF THE TEXAS BUSINESS CORPORATION ACT AND ARTICLE
21.07-1 OF THE TEXAS INSURANCE CODE, AS WELL AS THE PROVISIONS OF
THE STOCK AGREEMENT IDENTIFIED ON THE REVERSE SIDE HEREOF.


THIS CERTIFIES THAT


                              SPECIMEN


is the owner of

fully paid and non-assessable shares of The Class B Nonvoting Common capital stock of Independent Research Agency for Life Insurance, Inc., a corporation organized under the laws of the State of Texas, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney, upon surrender of this Certificate properly endorsed.

Two concentric      IN WITNESS WHEREOF, the said Corporation has
circles between     cause this Certificate to be signed by its duly
which is printed    authorized officers and to be sealed with the
the name of the     Seal of the Corporation this _____ day of
corporation         ________________________, A.D. 19___
"Independent        _____________________   ___________________
Research Agency           SECRETARY                PRESIDENT
for Life Ins.,
Inc." with the
words "Corporate
Seal" printed in
the center.

[Reverse side starts here]

     The shares represented by this certificate are subject to the provisions of that certain Stock Agreement executed on ________________________ by and between Independent Research Agency for Life Insurance, Inc. ("Company") and ________________, a copy of which Agreement is on file in the Company's office.

     A statement of the designations, preferences, limitations and relative rights of each class of stock of the Company, including the denial of the preemptive right of shareholders to acquire unissued or treasury shares of the Company, is set forth in the Company's Articles of Incorporation on file in the office of the Secretary of State. The Company will furnish a copy of such statement, and a copy of the Stock Agreement identified above, to the record holder of this certificate without charge upon written request to the Company at its principal office.

     Although the shares represented by this certificate have been registered under the Securities Act of 1933, they have not been registered in certain states in reliance on exemptions from registration in such states. In such cases, the shares have been acquired for investment and may not be offered for sale or sold to third parties in the absence of an effective registration statement or an opinion of counsel satisfactory to the Company that such registration is not required in such states.
                                 . . . . .



     For Value Received. I hereby sell, assign and transfer to Independent Research Agency for Life Insurance, Inc.
_________________ Shares represented by the within Certificate.

     Dated _________________________, 19____.

     _________________________________________